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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Virtusa Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-207818, 333-204338, 333-196218, 333-188908, 333-179330, 333-170792, 333-160981, and 333-145636) on Form S-8 and (No. 333-184533) on Form S-3 of Virtusa Corporation of our reports dated May 27, 2016, with respect to the consolidated balance sheets of Virtusa Corporation and subsidiaries as of March 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2016, which reports appear in the March 31, 2016 annual report on Form 10-K of Virtusa Corporation.

        Our report dated May 27, 2016 on the effectiveness of internal control over financial reporting as of March 31, 2016, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Virtusa Corporation's internal control over financial reporting as of March 31, 2016, Polaris Consulting & Services, Limited's internal control over financial reporting associated with 40.6% of total assets (of which 16.2% represents goodwill and intangible assets excluded from the scope of management's assessment) and 3.2% of total revenues included in the consolidated financial statements of the Company as of and for the year ended March 31, 2016. Our audit of internal control over financial reporting of Virtusa Corporation also excluded an evaluation of the internal control over financial reporting of Polaris Consulting & Service, Limited.

/s/ KPMG LLP

Boston, Massachusetts
May 27, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm